Exhibit 99.1

H.B. Fuller Appoints R. Jeffrey Bailly to Board of Directors

Brings a proven track record of shareholder value creation from more than three decades leading UFP Technologies through portfolio transformation, manufacturing excellence initiatives, and 20+ M&A transactions

Adds valuable expertise in medical technologies to support the Company’s repositioning towards faster-growing, higher-margin end markets

ST. PAUL, Minn. – [September 28, 2026] – H.B. Fuller Company (“H.B. Fuller” or “the Company”) (NYSE: FUL), the world’s largest pureplay adhesives company, today announced the appointment of R. Jeffrey Bailly to its Board of Directors, effective immediately. In connection with this appointment, Ruth Kimmelshue will be stepping down from the Board.

“Jeff brings highly relevant operating and leadership experience across key medical end markets as we focus on accelerating our path to greater than 20% adjusted EBITDA margin,” said Celeste Mastin, President and CEO of H.B. Fuller. “He has led a global business through periods of meaningful transformation and growth, and his perspective will be highly valuable as we continue to sharpen our portfolio, invest in attractive growth opportunities, and drive toward our long-term financial objectives.”

“I am excited to be joining H.B. Fuller’s Board at this important inflection point in the Company’s evolution,” said Bailly. “I have dedicated most of my career to scaling advanced manufacturing businesses by matching innovative technologies with specific market needs. Through this work, I have seen the substantial benefits of reorienting portfolios towards strategically aligned, high growth end markets, such as medical. I look forward to working with the Board and management team to continue advancing H.B. Fuller’s evolution and creating durable value for shareholders.”

“On behalf of the entire Board, I would like to thank Ruth for all her contributions over the past 9 years,” said Terry Rasmussen, Chair of H.B. Fuller’s Board. “As we move into this next phase of H.B. Fuller’s transformation, our Board and leadership team have been closely engaging with shareholders to ensure a clear understanding of their views. In those discussions, we have been recommended several impressive Board candidates, and we are please to bring on a director whose background aligns perfectly with our strategic priorities. We look forward to immediately benefitting from the wealth of perspective and expertise that Jeff brings to the table.”

“It has been an honor to serve on H.B. Fuller's Board for nearly a decade," said Kimmelshue. "I take this step with great confidence in the leadership team's strategy, and I'm pleased that Jeff's experience will help carry that momentum forward.”

About R. Jeffrey Bailly

Bailly brings more than three decades of executive leadership experience spanning business transformation, M&A, manufacturing, and medical technology.

As CEO of UFP Technologies from 1995 to 2026, he led the transformation of the company into a leading global contract development and manufacturing organization focused on higher growth, higher margin medical end markets. During this time, the company expanded through more than 20 acquisitions and the addition of new capabilities, technologies, and markets, including its transformative 2018 acquisition of Dielectrics, which accelerated UFP's growth in medical technology.

During Bailly’s tenure as CEO, UFP’s revenue grew approximately 20-fold, while its profitability and market capitalization grew more than 150-fold. Over the final five years of Bailly’s tenure, UFP’s share price increased by approximately 300%.

Prior to serving as President and CEO of UFP, Bailly served as Vice President of Operations (1994-1995), General Manager Northeast Operations (1992-1994), and Division Manager (1989-1992). Before joining UFP, Bailly, a certified public accountant, worked at Coopers & Lybrand.

Bailly currently serves as Executive Chairman of the UFP Board and is a member of World Presidents’ Organization.

About H.B. Fuller

As the largest pureplay adhesives company in the world, H.B. Fuller’s (NYSE: FUL) innovative, functional coatings, adhesives and sealants enhance the quality, safety and performance of products people use every day. Founded in 1887, with 2025 revenue of $3.5 billion, our mission to Connect What Matters is brought to life by more than 7,100 global team members who collaborate with customers across more than 30 market segments in 150 countries to develop highly specified solutions that enable customers to bring world-changing innovations to their end markets. Learn more at www.hbfuller.com.

Contacts

Investors:
Scott Jensen
investors@hbfuller.com

Media:
Nick Capuano / Liz Cohen
Kekst CNC
Keksthbfuller@kekstcnc.com